Exhibit 23.1

CONSENT

I hereby consent to the use of my name and the making of the statements with respect to me that are set forth under the caption “Official Statements” in the Prospectus of the Republic of South Africa included in the Registration Statement filed by the Republic of South Africa with the Securities and Exchange Commission of the United States.

By:	/s/ Hon. Pravin Gordhan
Hon. Pravin Gordhan Minister of Finance Republic of South Africa

Dated: December 13, 2013